This filing is made pursuant to Rule 424(b)(3)
under the Securities Act of 1933 in connection with
Registration No. 333-131222
Prospectus Supplement
To
Prospectus dated March 29, 2006
MOBILITY ELECTRONICS, INC.
Common Stock
3,760,264

     This Prospectus Supplement supplements and amends the Prospectus dated March 29, 2006 (the “Prospectus”) relating to the resale by certain stockholders of 3,760,264 shares of common stock of Mobility Electronics, Inc.
     This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.
     The purpose of this Prospectus Supplement is to supplement and amend the “Selling Stockholders” section of the Prospectus beginning on page 13 in order to reflect the termination of two warrants previously issued to RadioShack Corporation that together provided RadioShack with the right to purchase up to a total of 1,190,476 shares of Mobility’s common stock, which were registered for resale on the Prospectus, and also to update the information regarding the person at RadioShack with authority to make voting and investment decisions with respect to the remaining 689,656 shares of Mobility’s common stock held by RadioShack. Except as amended by this Prospectus Supplement, the “Selling Stockholder” section of the Prospectus is not affected by this Prospectus Supplement.
     Our common stock is quoted on the Nasdaq National Market under the symbol “MOBE.” The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold. On July 31, 2006, the average of the high and low prices for the common stock was $5.69 per share.
     Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is August 2, 2006.

SUPPLEMENT TO SELLING STOCKHOLDERS SECTION OF PROSPECTUS
     On June 30, 2006, we terminated various material agreements with RadioShack in order to restructure our existing relationship. Two of the material agreements that were terminated were two warrants issued to RadioShack that together provided RadioShack with the right to purchase up to a total of 1,190,476 shares of Mobility’s common stock at a price of $8.40 per share upon our achievement of certain performance results. In addition, the person at RadioShack having voting and investment control over the remaining 689,656 shares of our common stock owned by RadioShack has changed to Martin Moad, RadioShack’s Vice President — Treasurer.
     As a result of these events, the reference to RadioShack in the selling stockholder table in the section of the Prospectus entitled “Selling Stockholders” on page 14 is amended and restated as follows:

	Shares Beneficially Owned			Shares Beneficially Owned
	Before Offering			After Offering
		Percentage	Shares		Percentage
Name of Selling Stockholder	Number	Ownership	Offered	Number	Ownership
RadioShack Corporation (1)	689,656	2.2%	689,656	-	*

(1)	Martin Moad has investment and voting power over these shares in his capacity as Vice President —Treasurer of RadioShack Corporation.
     The information set forth above is based upon information submitted to us by RadioShack and updated in accordance with our records through July 31, 2006. The percentages above are based on 31,636,599 shares of common stock outstanding as of July 31, 2006.